UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 6, 2008

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

90 North Broadway, Irvington, New York 10533
(Address of principal executive offices, including Zip Code)

 (914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Reference is made to the Current Report on Form 8-K (the “Original 8-K”) furnished to the Commission by Prestige Brands Holdings, Inc. (the ‘‘Company’’) on November 6, 2008 in which the Company reported that it had announced its financial results for the fiscal quarter and six month period ended September 30, 2008.  Furnished as an exhibit to the Original 8-K was the Company’s Press Release dated November 6, 2008 (the “Press Release”) announcing those financial results.  Item 2.02 and Item 7.01 of the Original 8-K are incorporated herein by reference as if fully set forth herein.

In the course of finalizing the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “Second Quarter 10-Q”), which is being filed today (November 10, 2008), the Company discovered that it had inadvertently included a portion of the cash flows from a single transaction in cash flow from operating activities rather than as cash flow used for investing activities.  Although this mis-classification did not ultimately affect the Company’s ending cash at September 30, 2008, it resulted in operating cash flow and free cash flow each being understated in the Press Release by approximately $3 million.  In addition, net cash used for investing activities was understated by approximately $3 million.

Net cash provided by operating activities during the six month period ended September 30, 2008 was $36.7 million rather than $33.6 million as indicated in the Press Release.  Free cash flow during the quarter was $21.3 million rather than $18.2 million as indicated in the Press Release.  Net cash used for investing activities during the quarter ended September 30, 2008 was approximately $4 million rather than $1 million as indicated in the Press Release.

The Second Quarter 10-Q includes the correct classifications of operating cash flow, free cash flow and cash flow used for investing activities in the financial statements as well as in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Second Quarter 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 10, 2008	PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Peter J. Anderson
Name:	Peter J. Anderson
Title:	Chief Financial Officer